EXHIBIT 5.1

Opinion of Katten Muchin Rosenman LLP, the legal counsel to the Company.

June 11, 2008

Meta Financial Group, Inc.
121 East Fifth Street
Storm Lake, Iowa 50588

Ladies and Gentlemen:

We have acted as counsel to Meta Financial Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Act”), of the issuance and/or sale by the Company of up to an additional 750,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), pursuant to the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan (formerly known as the First Midwest Financial, Inc. 2002 Omnibus Incentive Plan), as amended by that certain First Amendment thereto adopted by the Company’s Board of Directors on August 28, 2006 and as further amended by that certain Second Amendment thereto adopted by the Company’s Board of Directors on November 30, 1997 (as so amended, the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. The Articles of Incorporation of the Company, as currently in effect;

2. The By-laws of the Company, as currently in effect;

3. Records of proceedings and actions of the Board of Directors and the shareholders of the Company relating to the Plan;

4. The Plan; and

5. Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

Based upon and subject to the foregoing, it is our opinion that when certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock or the Shares have been registered and issued electronically through the Depository Trust Company, and when the Shares are issued and delivered by the Company and, to the extent applicable, paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Laws of the State of Delaware. We do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ KATTEN MUCHIN ROSENMAN LLP
KATTEN MUCHIN ROSENMAN LLP